AGREEMENT FOR SALE AND PURCHASE OF ASSETS

between

SWIFT ENERGY NEW ZEALAND LIMITED

and

SWIFT ENERGY NEW ZEALAND HOLDINGS LIMITED

and

SOUTHERN PETROLEUM (NEW ZEALAND)

EXPLORATION LIMITED

and

ORIGIN ENERGY RESOURCES NZ (SPV1) LIMITED

and

ORIGIN ENERGY RESOURCES NZ (SPV2) LIMITED

and

ORIGIN ENERGY LIMITED

TABLE OF CONTENTS

1.	DEFINITIONS	2
2.	INTERPRETATIONS	7
3.	SALE AND PURCHASE	g
4.	CONDITIONS	12
5.	PERIOD BEFORE COMPLETION	14
6.	BUYER GUARANTOR	17
7.	COMPLETION	18
8.	INDEMNITIES	21
9.	WARRANTIES	25
10.	RISK AND PROPERTY	28
11.	COSTS, EXPENSES AND DELAYED PAYMENT	25
12.	TAX	30
13.	CONFIDENTIALITY AND ANNOUNCEMENTS	33
14.	GENERAL	36

SCHEDULE 1 - (1) Permits
       (2)          Commercial Contracts
       (3)          Farmins and Joint Venture Operating Agreement
       (4)          Bellblock Land &Building
       (5)          Office Leases
       (6)          Wells
       (7)          Land
        (8)          Facilities and Pipelines
SCHEDULE 2 - Warranties of the Buyers
SCHEDULE 3 - Warranties of the Sellers
SCHEDULE 4 - Procedures for Independent Accountant Determination
SCHEDULE 5 - Allocation of Purchase Price
SCHEDULE 6 - Form of Preferential Purchase Right Notice Letter
SCHEDULE 7 - Existing Employees
SCHEDULE 2 -Warranties of the Buyers
SCHEDULE 3 -Warranties of the Sellers
SCHEDULE 4 -Procedures for Independent Accountant Determination
SCHEDULE 5 -Allocation of Purchase Price
SCHEDULE 6 -Form of Preferential Purchase Right Notice Letter
SCHEDULE 7 -Existing Employees
SCHEDULE8- Expatriate Employees
SCHEDULE9- Royalty and Call Option Deeds

THIS AGREEMENT is made on the 19th day of December 2007

BETWEEN	SWIFT ENERGY NEW ZEALAND LIMITED at Wellington ("SENZ")
AND	SWIFT ENERGY NEW ZEALAND HOLDINGS LIMITED at Wellington ("SENZ Holdings")
AND	SOUTHERN PETROLEUM (NEW ZEALAND) EXPLORATION LIMITED at Wellington ("Southern")
AND	ORIGIN ENERGY RESOURCES NZ (SPV1) LIMITED ("Origin SPV1")
AND	ORIGIN ENERGY RESOURCES NZ (SPV2) LIMITED ("Origin SPV2")
AND	ORIGIN ENERGY LIMITED (the "Buyer Guarantor")

WHEREAS:

A.	SENZ Holdings is an Affiliate of SENZ and Southern and SENZ, SENZ Holdings and Southern are together known as the Sellers.

B.	The Sellers own the Sale Assets.

C.
Southern and SENZ Holdings are party to an Agreement for Sale and Purchase of Assets dated 24 August 2007, pursuant to which Southern has agreed to transfer the majority of its interests in the Sale Assets to SENZ Holdings. Southern is a party to this Agreement to effect the transfer to the Buyers of interests in any Sale Assets which remain or are likely to remain held by Southern immediately prior to Completion under this Agreement.

D.	The Sellers agree to sell and assign and the Buyers agree to buy and take an assignment of the Sale Assets on the terms and conditions set out in this Agreement.

E.
The Buyer Guarantor agrees to guarantee the performance of Buyers' obligations under this Agreement and in respect of Buyers' liabilities and obligations arising in respect of the Sale Assets being acquired.

THE PARTIES AGREE

1.             DEFINITIONS

1.1	Unless the context otherwise requires and subject to Clauses 1.2 and 2, any word or expression defined in the Petroleum Legislation has the same meaning herein.

1.2	Unless otherwise required by the context or subject matter, subject to Clause 2:

"Abandonment Costs" means all costs, charges, expenses, liabilities, Taxes and obligations whatsoever associated with the abandonment of all production facilities and pipelines included with the Sale Assets to standards required by the Petroleum Legislation consistent with best international industry practice, including without limitation plugging and abandoning wells, removing plant, equipment and infrastructure and restoring and rehabilitating land and dealing with any environmental or other claims and liabilities, regardless of when such costs, charges, expenses, liabilities, Taxes and obligations are incurred;

"Affiliate" means any entity that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the entity specified. For the purposes of this definition, the term "control" means ownership of fifty percent (50%) or more of voting rights (stock or otherwise) or ownership interest or the power to direct or cause the direction of the management and policies of the entity in question;

"Agreed Rate" means the average 30 day rate of interest quoted on the page captioned BKBM of the Reuters screen at 11:00am (New Zealand time) on the first Business Day of each month or part month for which interest is to be calculated, as an average of those daily rates for the relevant period;

"Agreement" means this agreement;

"Approval" has the meaning set out in Clause 4.1.1;

"Bank Account" means a bank account to be nominated by the Sellers and notified to the Buyers in writing prior to Completion;

"Bank Guarantee" means an on-demand bank guarantee in favour of the Sellers in the amount of $8,030,000, in a form acceptable to the Sellers acting reasonably;

"Bellblock Land & Building" means the land and building described in Schedule 1;

"Business Day" means a day other than a Saturday or Sunday on which trading banks are open for general banking business in Wellington, New Zealand;

"Buyers" means Origin Energy Resources NZ (SPV1) Limited and Origin Energy Resources NZ (SPV2) Limited and "Buyer" means either one of them;

"Commercial Contracts" means the commercial contracts described in Schedule 1;

"Completion" means completion of the sale and purchase of the Sale Assets under Clause 7;

"Completion Date" means the later of.

(a)	the day falling five (5) Business Days after the Sellers advise the Buyers that the conditions in Clause 4.1 are satisfied; or

(b)	such other date as the Parties may mutually agree in writing;

"Confidentiality Agreement" means the agreement dated 29 August 2007 between the Sellers and the Buyers in respect of the confidentiality of information provided by or on behalf of the Sellers to the Buyers for the purpose of the Buyers evaluating the Sale Assets;

"Data Room" means the on-line virtual data room providing a FTP site and each and all locations hosted by Scotia Waterous in Wellington New Zealand, Houston, Texas, United States and in other cities of the world accessed by the Buyers or any of their advisers or representatives, or such other place as information was provided or questions answered by or on behalf of the Sellers, as part of the Buyers' due diligence investigations on the Sale Assets;

"Deed of Assignment" means the instrument or instruments of transfer of the Sellers' interests in the Sale Assets that are required to be submitted to the Minister for consent under the Petroleum Legislation;

"Disclosure Materials" means:

(a)	this Agreement;

(b)	all information and data provided in the Data Room; and

(c)	all other information and data in connection with the transaction contemplated by this Agreement provided or communicated in writing to the Buyers;

"Documents" means any transfer, deed of assignment, assumption, covenant, novation or other agreement required to effect the assignment and transfer of any part of the Sale Assets to the Buyers;

"Effective Date" means 12.01 am on 1 December 2007;

"Existing Employees" means the New Zealand employees of the Sellers listed in Schedule 7;

"Expatriate Employees" means the employees of the Sellers listed in Schedule    8;

"Encumbrance" means any overriding royalty interest, carried interest, net profit interest, mortgage, charge, pledge, bill of sale, lien (other than arising in the ordinary course of business), Preferential Right, production payment or agreement for the sale of production or forward sale of production or other material adverse contractual liability or obligation attached to the Sale Assets, including but not limited to any agreement to grant or create any of the above;

"Environmental Claims" means, subject to clause 10.5, all liabilities, obligations, costs, damages, fines, penalties, actions, judgements, suits, demands, proceedings, disbursements, claims and expenses whatsoever arising directly or indirectly as a result of.

(a)	the use of any land associated with the Sale Assets;

(b)
any remediation, restoration or amelioration activities being taken or required in respect of land or waters associated with the Sale Assets, as a result of any pollution or contamination caused by the Buyers (or caused prior to the Effective Date and disclosed in the Disclosure Materials);

(c)
any remediation, restoration or amelioration activities being taken or required in respect of any other property as a result of any pollution or contamination on, or which emanated from, any land or waters associated with the Sale Assets where such pollution or contamination was caused by the Buyers (or caused prior to the Effective Date and disclosed in the Disclosure Materials); and

(d)
a claim of any description whatsoever made by a third party which arises directly or indirectly as a result of any pollution or contamination on, or which emanated from, any land or waters associated with the Sale Assets where such pollution or contamination was caused by the Buyers (or caused prior to the Effective Date and disclosed in the Disclosure Materials);

"Facilities and Pipelines" means the TAWN Gathering Pipelines, the Waihapa Production Station, the TAWN Oil Pipeline, the TAW Gas Pipeline, the Rimu/Kauri Gathering Pipelines and the Rimu Production Station, all as described in Schedule 1;

"Farmins" means the farmins described in Schedule 1;

"Fixed Assets" means the assets identified in the document in the Data Room entitled "2007 Fixed Asset Register";

"Governmental Agency" means any government or governmental, semi-governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or entity;

"GST" means goods and services tax imposed pursuant to the Goods and Services Tax Act 1985 (the "GST Act") and includes any tax levied in substitution for such tax;

"Independent Accountant" means the chartered accountant referred to in Schedule 4;

"Information" means commercial, legal and contractual material relating to the Sale Assets as well as geological, geophysical or technical information within the custody or control of the Sellers being information that relates to the presence, absence, extent or production of hydrocarbon deposits in the area of the Permits and which has been obtained from the exploration and prospecting for or production of Petroleum within the area of the Permits; including, without limitation, the books, records, seismic and interpretative data, notes, drawings, maps and other information (in various media) related to the Permits;

"Joint Ventures" means the joint ventures formed and existing pursuant to the respective Joint Venture Operating Agreements;

"Joint Venture Operating Agreements" means the Joint Operating Agreements described in Schedule 1;

"Land" means those real property rights and titles (including without limitation leases, easements and lease agreements) held by the Sellers or its Affiliates listed in parts 4, 5, 6 and 7 of Schedule 1 and includes the Facilities and Pipelines and the consents described in Schedule 1, which are to be transferred to the Buyers pursuant to this Agreement;

"Minister" means the Minister of Energy or any other Minister for the time being exercising the powers conferred on the Minister of Energy by the Petroleum Act 1937 or the Crown Minerals Act 1991;

"New Zealand Terms and Conditions of Employment" means the terms of employment disclosed by the Sellers to the Buyers during the due diligence process and without limiting the above, includes the Standard Terms of Employment and the Swift Energy New Zealand Ltd Collective Employment Agreement Waihapa Production Station;

"Office Leases" means the leases of the Sellers' offices in Wellington and New Plymouth detailed in Schedule 1 and which Origin SPV2 has undertaken to take responsibility for from the date on which Completion occurs;

"Participating Interest" means the Sellers' undivided interest in and derived from or related to the Permits, the Land, the Joint Venture Operating Agreements, the Farmins, the Petroleum Inventory and the Wells and Equipment. Without limiting the foregoing, the Sellers' interest includes the Sellers' rights, titles and interests (together with any corresponding liabilities and obligations) in respect of the Land;

"Party" means a party to this Agreement;

"Permits" mean those permits and licences (including interests therein) described in Schedule 1;

"Petroleum" has the meaning assigned to it in the Crown Minerals Act 1991;

"Petroleum Inventory" means all Petroleum attributable to the Permits produced but not yet sold at and as of the Effective Date;

"Petroleum Legislation" means the Petroleum Act 1937 and the Crown Minerals Act 1991 as well as all regulations, administrative directions, programmes and determinations made under either or both of those Acts;

"Preferential Right" means a preferential right to purchase any Participating Interest arising out of any agreement covering such Participating Interest;

"Purchase Price" means the cash consideration of $80,300,000, subject to adjustment in accordance with Clause 3.2, any other adjustment pursuant to this Agreement, and any adjustment under the Royalty and Call Option Deeds to the purchase price payable for the Permits;

"Repatriation Costs" means the costs of repatriating an Expatriate Employee from his or her current work location to his or her home country upon expiration of the Expatriate Employee's current term of engagement;

"Rimu/Kauri Gathering Pipelines" has the meaning assigned to it in Schedule 1;

                                    "Rimu Production Station" has the meaning assigned to it in Schedule 1;

"Royalty and Call Option Deeds" means the documents in the form annexed in Schedule 9 of this Agreement, executed by the parties thereto;

"Sale Assets" means the Sellers' interest in the Permits, the Commercial Contracts, the Land, the Joint Venture Operating Agreements, Participating Interests, the Farmins, the Wells and Equipment, the Petroleum Inventory, the Fixed Assets, the Facilities and Pipelines and, to the extent not comprised in the foregoing, the Information;

"Sellers" means SENZ, SENZ Holdings and Southern;

"Sellers' Payments" means any retention payments, discretionary bonus other than a bonus related to performance, and any other payments of a similar nature;

"Southern ASPA" means the Agreement for Sale and Purchase of Assets dated 24 August 2007 between Southern and SENZ Holdings; "TAW Gas Pipeline" has the meaning assigned to it in Schedule 1;

"TAWN Gathering Pipelines" has the meaning assigned to it in Schedule 1;

"TAWN Oil Pipeline" has the meaning assigned to it in Schedule 1;

"Tax Act" means the Income Tax Act 2004;

"Tax " means any direct or indirect tax or duty whatsoever, including but not limited to income tax, GST, government royalties, fringe benefits tax, payroll tax, Energy Resources Levy (if applicable) and customs and excise duties;

"Waihapa Production Station" has the meaning assigned to it in Schedule 1;

"Wells and Equipment" means the wells listed in Schedule 1 and those items of equipment, wellhead equipment, fixtures (including, without limitation, field separators and liquid extractors), pipes, casing and tubing, pipeline equipment and facilities, fixtures, and fittings used in connection with the operations conducted on and from the area of the Permits; and

"Willful Misconduct" means any intentional act or omission done or omitted with deliberate and reckless disregard for reasonably foreseeable and harmful consequences, but not including any error of judgement, mistake, act or omission, whether negligent or not, by a Party or any Affiliate of a Party or any director, officer, employee or agent of a Party or an Affiliate of a Party.

2.            INTERPRETATIONS

In this Agreement, unless the context otherwise requires:

(a)	headings are for convenience only and do not affect the interpretation of this Agreement;

(b)	words importing the singular include the plural and vice versa;

(c)	words importing a gender include any gender;

(d)	other parts of speech and grammatical forms of a word or phrase defined in this Agreement have a corresponding meaning;

(e)	a reference to a Clause or Schedule is a reference to a clause of or schedule to this Agreement;

(f)	a reference to this Agreement includes the Recitals and Schedules;

(g)
a reference to any law, statute, regulation, proclamation, ordinance or by-law includes all statutes, regulations, proclamations, ordinances or by-laws amending, consolidating or replacing them, and a reference to a law or statute includes all regulations, proclamations, programmes, ordinances and by-laws issued under that law or statute;

(h)
a reference to a document or Permit includes any agreement in writing, or any certificate, notice, instrument or other document of any kind and any amendment or supplement to or replacement or novation of them;

(i)
a reference to a party to a document includes that party's successors and permitted assigns; where the day on or by which any thing is to be done is not a Business Day, that thing must be done on the next succeeding Business Day;

(k)	no rule of construction applies to the disadvantage of a Party because that Party was responsible for the preparation of this Agreement or any part of it; and

(I)	all references to "$" or "Dollars" are references to United States dollars unless otherwise specified.

3.            SALE AND PURCHASE

3.1             Sale and Purchase

3.1.1
On the Completion Date, but effective as of the Effective Date, the Sellers agree to sell and assign the Sale Assets to the Buyers and the Buyers agree to buy and take an assignment of the Sale Assets free of any Encumbrances, except for those Encumbrances disclosed in the Permits, under the Petroleum Legislation or otherwise in the Disclosure Materials on the terms and conditions contained in this Agreement.

3.1.2	The Sellers and the Buyers agree and acknowledge that:

(a)	Origin SPV1 is the buyer of those Sale Assets described as Area 1, Area 3 or Area 4 assets in Schedule 5;

(b)
Origin SPV2 is the buyer of the remainder of the Sale Assets, including any Sale Assets not specifically described and not exclusively employed in the operation or management of the Area 1, Area 3 or Area 4 assets.

3.2             Purchase Price

The Buyers shall pay to the Sellers the Purchase Price (other than any amount payable under the Royalty and Call Option Deeds), after adjustment in accordance with this Clause 3.2, in the manner and at the time as provided for in this Agreement. The Purchase Price shall be subject to adjustment as follows:

3.2.1	The Purchase Price shall be adjusted upwards by:

(a)
the value of all Petroleum Inventory. The value of the Petroleum Inventory will be the sales price receivable for the Petroleum Inventory after deduction of all Taxes (excluding income tax), levies and expenses of transportation and sale;

(b)
the amount of all verifiable expenditures in accordance with generally accepted accounting principles attributable to the operation of the Sale Assets in the period from the Effective Date until the date on which Completion occurs paid by the Sellers or any Affiliate of the Sellers:

(i)	not being expenditures contemplated within the operations overhead rate set out in Clause 3.2.1(c); and
(ii)	not otherwise recoverable by the Sellers under this Agreement;

(c)	an operations overhead rate of $800,000 per month for the Sale Assets reduced proportionately for partial months for the period between the Effective Date and the date on which Completion occurs; and

(d)
an amount for stores and inventory of $7,500,000 and any other amount agreed upon by the Sellers and the Buyers for example: consumables inventory, with the valuation methodology to be agreed by the parties.

3.2.2	The Purchase Price shall be adjusted downwards by:

(a)
the amount of the gross revenues (GST inclusive) attributable to the Sale Assets in the period from the Effective Date until the date on which Completion occurs and not otherwise payable to the Buyers;

(b)
an amount equal to all unpaid Taxes (excluding income tax and GST) attributable to the Sale Assets based upon or measured by the ownership of each Permit or the production of Petroleum or the receipt of proceeds there from accruing to the Permits prior to the Effective Date; and

(c)	any other amount agreed upon by the Sellers and the Buyers.

3.2.3
The Sellers must, no later than five (5) Business Days prior to the Completion Date, provide the Buyers with a written statement giving the final amount of the adjustments referred to in clauses 3.2.1 and 3.2.2 ("Completion Adjustments") and the Parties must use their reasonable endeavours to agree upon the Completion Adjustments. In the event the Parties cannot agree upon the Completion Adjustments by Completion, the Buyers must pay the unadjusted Purchase Price to the Sellers at Completion together with amounts stated in Clauses 3.2.1 (c) and (d) and the Parties will include the disputed items as part of the Post-Completion Adjustments referred to in clause 7.9.

3.3             Security

3.3.1	The Buyers must concurrently with the execution of this Agreement provide the Sellers with the Bank Guarantee.

3.3.2
 If all the conditions precedent to the obligations of the Buyers set forth in Clause 4 have been met and the transactions contemplated by this Agreement are not consummated on or before the Completion Date because of the failure of the Buyers to perform any of their material obligations hereunder or the breach of any representation by the Buyers, then in such event, the Sellers shall have the option to terminate this Agreement, in which case the Sellers are entitled to call on the Bank Guarantee as liquidated damages on account of the Buyers' failure to perform their obligations under this Agreement or the Buyers' breach of any representation under this Agreement, which remedy shall be the sole and exclusive remedy available to the Sellers for the Buyers' failure to perform or breach. The Buyers and the Sellers acknowledge and agree that:

(a)	the Sellers' actual damages upon the event of such a termination are difficult to ascertain with any certainty;

(b)	the amount of the Bank Guarantee is a reasonable estimate of such actual damages; and

(c)	such liquidated damages do not constitute a penalty.

3.3.3
If this Agreement is terminated by the mutual written agreement of the Buyers and the Sellers, or if Completion does not occur on or before the Completion Date, for any reason other than as set forth in Clause 4, then the Sellers are not entitled to call on the Bank Guarantee and the Sellers and the Buyers must immediately procure the cancellation of the Bank Guarantee. The Buyers and the Sellers shall thereupon have the rights and obligations set forth elsewhere in this Agreement.

3.3.4
If the transactions contemplated by this Agreement are consummated, the Sellers are rot entitled to call on the Bank Guarantee and the Sellers and the Buyers must immediately procure the cancellation of the Bank Guarantee.

3.4             Payment

The Purchase Price (other than any amount payable under the Royalty and Call Option Deeds) and Interest shall be paid as follows:

3.4.1
by payment by the Buyers to the Sellers of the Purchase Price (other than any amount payable under the Royalty and Call Option Deeds) on or before Completion by means of electronic transfer or transfers of immediately available funds to the Bank Account; and

3.4.2
by payment by the Buyers to the Sellers of the interest calculated at the Agreed Rate on a daily basis on the Purchase Price for the period from the date of this Agreement until the date on which Completion occurs on or before Completion by means of electronic transfer or transfers of immediately available funds to the Bank Account.

3.5             Preferential Rights

3.5.1
The Sellers shall use Buyers allocation of the Purchase Price (other than any amount payable under the Royalty and Call Option Deeds � which will be allocated to the relevant Permit) set forth in Schedule 5 to provide any required Preferential Right to purchase notifications in connection with the transactions contemplated hereby, using a Preference Purchase Right Notice Letter substantially in the form attached as Schedule 6.

3.5.2	If, as of the Completion Date:

(a)
a holder of a Preferential Right has notified the Sellers that it elects to exercise its Preferential Right with respect to the Sale Assets to which its Preferential Right applies (in accordance with the agreement in which the Preferential Right arises, as determined by the Sellers); or

(b)
the time for exercising such Preferential Right has not expired, then the Sale Assets covered by that Preferential Right will not be sold to the Party originally executing this Agreement as a "Buyer" (subject to the remaining provisions in this Clause), and the Purchase Price will be reduced by the value allocated to such Sale Assets in Schedule 5 The Buyers remain obligated to purchase the remainder of the Sale Assets not affected by an exercised Preferential Right or a Preferential Right for which the time to exercise has expired prior to Completion.

3.5.3
After Completion, if for any reason the purchase and sale of the Sale Assets covered by the Preferential Right is not or cannot be consummated with the holder of the Preferential Right that exercised its Referential Right or if the time for exercising the Preferential Right expires without exercise by any holder of the Preferential Right, the Sellers may so notify the Buyers and within ten (10) Business Days after the Buyers' receipt of such notice or after such expiration, the Sellers shall sell, assign and convey to the Buyers and the Buyers shall purchase and accept from the Sellers such Sale Assets pursuant to the terms of this Agreement and for the value allocated to such Sale Assets in Schedule 5 (except the Completion Date with respect to such Sale Assets will be the date of assignment of such Sale Assets from the Sellers to the Buyers).

3.5.4	Any Preferential Right must be exercised subject to all the terms and conditions of this Agreement.

3.6             Existing Employees

3.6.1
The Buyers will, or will procure that Origin Energy Resources NZ Limited, an Affiliate of the Buyers will, within a reasonable time of executing this Agreement, make to each Existing Employee a written offer in consultation with the Sellers, which offer will remain open for 10 days, offering to employ each Existing Employee with effect on and from the date on which Completion occurs or any other such date agreed between the Buyers and Sellers for specific Existing Employees, on terms and conditions of employment which are no less favourable on an overall basis (including recognition of prior service) to the Existing Employee's New Zealand Terms and Conditions of Employment immediately preceding the Completion Date. In assessing whether the offer is no less favourable on an overall basis, the assessment will exclude any Sellers' Payments.

3.6.2
The Sellers retain full responsibility for the payment of any performance bonuses that relate to the period prior to the Completion Date and Sellers' Payments, which are paid or payable to the Existing Employees.

3.6.3	The Sellers will assume liability for the Repatriation Costs arising from the repatriation of the Expatriate Employees to and from their home country.

4.            CONDITIONS

4.1             Conditions Precedent to Completion

The respective obligations of the Sellers to sell and the Buyers to purchase the Sale Assets pursuant to this Agreement are subject to and conditional upon all the following occurring at or prior to Completion:

4.1.1
the transfers and other dealings evidenced by this Agreement, and recorded in the Deed of Assignment submitted to the Minister in accordance with Clause 4.4, being consented to by the Minister as required under the Petroleum Legislation;

4.1.2
each of the dealings evidenced and recorded in the Royalty and Call Option Deeds submitted to the Minister in accordance with Clause 4.4, being consented to by the Minister as required under the Petroleum Legislation;

4.1.3
for Sale Assets to be transferred by SENZ Holdings, the transfers and other dealings evidenced by the Southern ASPA, and required to be submitted to the Minister in accordance with the Petroleum Legislation being consented to by the Minister

4.1.4
or Sale Assets to be transferred by SENZ Holdings, any and all other transfers, consents, acknowledgements, notices and registrations required to validly effect the transfer of all of Southern's interests in those assets being obtained or given and established to the reasonable satisfaction of the Buyers;

4.1.5	execution of all Documents required under Clause 7.2 by the relevant Buyer;

4.1.6	receipt of required waivers, consents or approvals under the Joint Venture Operating Agreements, the Farmins, the Commercial Contracts and, where applicable, from landowners with respect to the Land;

4.1.7	the transactions evidenced by this Agreement being approved under and in accordance with the provisions of the Overseas Investment Act 2005;

4.1.8	the relevant Seller shall register with Land Information New Zealand a caveat in respect of its registrable interest in CT 329480 (Taranaki Registry);

4.1.9
the Parties' representations and warranties given in this Agreement are true and correct in all material respects with the same force and effect as though such representations and warranties had been made or given on and as of Completion;

4.1.10	the Parties' shall have complied in all material respects with all material obligations, covenants and conditions in this Agreement to be performed or complied with.

4.2             Responsibility

The conditions set out in Clause 4.1 are for the benefit of the Sellers and the Buyers and cannot be unilaterally waived. The Buyers must use all reasonable endeavours to fulfill the conditions in Clauses 4.1.2, 4.1.5 and 4.1.7 in a timely manner and the Sellers must provide all reasonable assistance. The Sellers must use all reasonable endeavours to fulfill the conditions in Clauses 4.1.1, 4.1.3, 4.1.4 and 4.1.6 in a timely manner and the Buyers must provide all reasonable assistance.

4.3             Termination

4.3.1
The Party obliged to seek satisfaction of a condition contained in Clause 4.1 must keep the other Party regularly informed on the progress of the satisfaction of that condition and within 2 Business Days of satisfaction of that condition give notice to the other Party of that fact. If a Party is unable to satisfy a condition contained in Clause 4.1, it shall immediately notify the other Party.

4.3.2
 If Completion does not occur within 120 days after the date of this Agreement or such later time as the Parties may agree in writing, the Sellers or fie Buyers may terminate this Agreement by written notice to the others and no Party will be under any further liability to the others, except in respect of any antecedent breaches of this Agreement.

4.4             Approval by Minister

As soon as practicable after the date hereof (but in any event not later than 14 Business Days after the date hereof), the Sellers shall apply for approval by means of the submission to the Minister in accordance with the requirements of the Petroleum Legislation ("Approval") of:

4.4.1	a Deed of Assignment executed by both the Buyers and the Sellers;

4.4.2	the Royalty and Call Option Deeds executed by the relevant Buyers and Sellers; and

4.4.3	any other necessary documentation and information, and will use all reasonable endeavours to obtain such Approval.

5.            PERIOD BEFORE COMPLETION

5.1             Carrying on of Business

The Sellers shall between the date of this Agreement and Completion:

5.1.1	hold and administer the Sale Assets with due regard to the interests of the Buyers under this Agreement;

5.1.2	conduct their affairs in respect of the Sale Assets in a prudent, businesslike and usual manner in accordance with all laws and regulations;

5.1.3	duly and punctually perform, or cause to be performed, the obligations of:

(a)            the holder of the Permits;

(b)            the holder of the Sale Assets; and

(c)            each of the Commercial Contracts;

5.1.4	use their best endeavours to do all things necessary on their part to maintain in effect and good standing the Permits;

5.1.5	use their best endeavours to do all things necessary to maintain the Sale Assets;

5.1.6
consult with the Buyers regarding the exercise of any voting entitlements under any of the Joint Venture Operating Agreements and exercise such voting entitlements in respect of the Sale Assets in accordance with the reasonable directions of the Buyers;

5.1.7
other than in emergency situations where the Sellers reasonably believe that such action is necessary, punctually inform and consult with the Buyers and obtain the prior written consent of the Buyers on all matters relating to the operation of the Sale Assets involving expenditure or liability in excess of $40,000 and, regardless of the level of expenditure or liability, the Sellers must obtain the Buyers' written consent before they:

(a)	approve any new work programme and budget of operations (including any authorities for expenditure);

(b)	approve any drilling operations which are not at the date of this Agreement approved or identified in an approved work programme and budget (including any authority for expenditure);

(c)	enter into any new agreement or vary any existing agreement in relation to or affecting any Sale Asset;

(d)	give notice of, or otherwise institute, any sole risk operation;

(e)	farm-out any Sale Asset; or

(f)	(f) surrender or relinquish any part of the Sale Assets (subject to any requirement pursuant to the Petroleum Legislation);

5.1.8	not dispose of any Sale Assets other than disposals of Petroleum, or receivables in the ordinary course of business, without first obtaining the Buyers' written consent;

5.1.9	not create or cause any Affiliate to create any Encumbrance over any of the Sale Assets without first obtaining the Buyers' written consent;

5.1.10
provide to the Buyers copies of all significant Information in respect of the Sale Assets during that time, including any geological, geophysical or engineering, or other interpretations, forecasts or evaluations of such Information;

5.1.11	not seek any variations to the conditions of any Permit without first obtaining the Buyers' written consent;

5.1.12	ensure that no action is taken or omitted to be taken by the Sellers or any Affiliate of the Sellers which may materially adversely affect the rights or obligations attaching to the Sale Assets;

5.1.13	pay all rental, gas, water, electricity and telephone charges and other outgoings in respect of the Offices Leases; and

5.1.14
subject to interference with the Sellers' performance of their obligations under clause 5.1.1 through 5.1.5 inclusive, the Sellers shall provide services to the Buyers to assist the Buyers with the transition of the Sale Assets to the Buyers' control under a mutually agreed transition activities work plan.

5.2             Breach of Obligation

5.2.1
If the Sellers breach any of their obligations under Clause 5.1 and such breach is capable of remedy, the Buyers may terminate this Agreement if the Sellers fail to remedy the breach within 10 Business Days after the written notice from the Buyers of such breach is received by the Sellers.

5.2.2	if the Sellers breach any of their obligations under Clause 5.1 and such breach is not capable of remedy, the Buyers may immediately terminate this Agreement by giving written notice to the Sellers.

5.3	Access to Information

In addition to its obligations under Clause 5.1, between the date of this Agreement and the date on which Completion occurs the Sellers will, subject to any confidentiality restrictions contained in the Commercial Contracts, the Joint Venture Operating Agreements, the Farmins and subject to Clause 13, give the Buyers reasonable access to the Information during normal working hours and allow the Buyers to make copies thereof, at the Buyers' cost. In exercising its rights under this Clause 5.3, the Buyers will not interfere with the business or operations of the Sellers.

5.4             Pre-Completion Date

The Parties shall co-operate to obtain, by the Completion Date, the execution of all required waivers, consents or approvals from parties to the Commercial Contracts, the Joint Venture Operating Agreements, the Farmins and the Offices Leases and from landowners with respect to the Land.

6.            BUYER GUARANTOR

6.1             Guarantee

In consideration of the Sellers entering into this Agreement and each of the Documents at the request of the Buyer Guarantor, the Buyer Guarantor:

6.1.1	unconditionally and irrevocably guarantees to the Sellers on demand, the due and punctual performance by the Buyers of all their obligations under this Agreement; and

6.1.2
separately indemnifies the Sellers against any claim, action, damages, loss, expense, liability or obligation which may be incurred or sustained by the Sellers in connection with any default or delay by the Buyers in the due and punctual performance of any of their obligations under this Agreement.

6.2             Liability unaffected by other events

The liability of the Buyer Guarantor under this Clause 6 is not affected by any act, omission or thing which, but for this provision, might in any way operate to release or otherwise exonerate or discharge the Buyer Guarantor from any of its obligations including without limitation, the entry into any of the Documents in a form not approved by the Buyer Guarantor, the grant to the Buyers or any other person of any time, waiver or other indulgence, or the discharge or release of the Buyers or any other person from any obligation.

6.3             Continuing guarantee and indemnity

The guarantee and indemnity constituted by this Clause 6:

6.3.1	extends to cover the Buyers' obligations under this Agreement as may be amended, varied or replaced, whether with or without the consent of the Buyer Guarantor; and

6.3.2
is a continuing guarantee and indemnity and, despite Completion, re transfer of the Sale Assets to the Sellers, transfer of any part or all of the Sale Assets or termination of this Agreement, remains in full force and effect for so long as the Buyers or any successor or permitted assigness of a Buyer have any actual or contingent liability or obligation to the Sellers or its Affiliates, successors or assigns under this Agreement.

6.4             Warranties by Buyer Guarantor

6.4.1
The Buyer Guarantor makes the warranties set forth in Schedule 2 (as if each reference therein to a Buyer were to the Buyer Guarantor) in favour of the Sellers as at the date of this Agreement and as at the date on which Completion occurs;

6.4.2	The Buyer Guarantor notes the acknowledgements of the Buyers contained in Clause 9.3 and confirms that such acknowledgements apply equally to the Buyer Guarantor.

7.             COMPLETION

7.1             Place and Date of Completion

Subject to the satisfaction of the conditions set out in Clause 4.1, Completion shall take place at 1300 hours on the Completion Date at the offices of SENZ in Wellington, New Zealand, or at such other place as the Parties may agree, at such other time as may be agreed by the Parties.

7.2             The Sellers' Obligations at Completion

At Completion, the Sellers shall deliver to the Buyers:

(a)	instruments of transfer of the Sellers' interests in the Permits in a form satisfactory to the Buyers;

(b)
deeds of assignment and assumption in respect of each of the Commercial Contracts, the Joint Venture Operating Agreements and the Farmins and each of the contracts entered into by the Sellers prior to Completion which are approved by the Buyers pursuant to Clause 5.1, in a form satisfactory to the Buyers, executed by all parties thereto other than the relevant Buyer;

(c)	transfers or assignments of interests in the Land in a form satisfactory to the Buyers executed by all parties thereto other than the relevant Buyer;

(d)	the Royalty and Call Option Deeds executed by all parties thereto;

(e)	all deeds and documents of title (if held by the Sellers) relating to the Sale Assets;

(f)	copies of all waivers, consents and approvals required under the Joint Operating Agreements, the Farmins and the Commercial Contracts;

(g)
evidence satisfactory to the Buyers of the release of all Encumbrances over the Sale Assets, except for those Encumbrances disclosed in the Permits, under the Petroleum Legislation or otherwise in the Disclosure Materials; and

(h)	any other document or thing reasonably required by the Buyers to give full effect to this Agreement provided the Buyers give the Sellers reasonable prior notice of the document or thing.

7.3             The Buyers' Obligations at Completion

On or before Completion the Buyers must:

7.3.1
pay to the Sellers the Purchase Price (other than any amount payable under the Royalty and Call Option Deeds) and interest by means of electronic transfer or transfers of immediately available funds to the Bank Account;

7.3.2	execute and deliver to the Sellers an executed counterpart of each of the relevant Documents slivered pursuant to Clause 7.2;

7.3.3	deliver to the Sellers the relevant documents recording the assignment of the Sellers' interests in the Office Leases to Origin SPV2; and

7.3.4
deliver to the Sellers verifiable evidence in writing that the Ministry of Economic Development has accepted Origin SPV2's monetary deposit or bond in the amount of NZ$250,000 for each of the four Petroleum Mining Licences 38138, 38139, 38140 and 38141 as security for compliance with the conditions of the said licences, such that the cash deposit of NZ$1,000,000 paid by the Sellers is available for immediate release.

7.4             Compliance

7.4.1
Neither the Sellers nor the Buyers shall be obliged to proceed to Completion unless the other Party has complied with all of its obligations under this Clause 7 provided that the exercise of any right not to proceed to Completion shall not prejudice the right of either the Sellers or the Buyers, as the case may be, to pursue any remedy for failure by the other Party to comply with its obligations under this Clause 7.

7.4.2	In the event that either Party does not, or is unable to, comply with any of its obligations under Clause 7, the other Party may:

(a)	waive the benefit of the relevant obligation and elect to proceed to Completion; or

(b)	exercise its right in Clause 7.4.1 not to proceed to Completion.

7.5             Allocation

The Purchase Price (other than any amount payable under the Royalty and Call Option Deeds - which will be allocated to the relevant Permit) shall be allocated among the Sale Assets in proportion to the amounts as set out in Schedule 5.

17

                7.6         Alternative Basis for Completion

If, within 120 days after the date of this Agreement, all of the documentation specified in Clause 7.2 to be delivered at Completion has not been executed by all of the parties thereto (other than the Buyers and the Sellers), then the Parties shall confer to discuss whether or not Completion can or should proceed in accordance with this Clause 7 and, if the Parties agree on an alternative basis for Completion, then Completion shall proceed as modified by that agreement.

7.7             Post Completion

At and from Completion, the Buyers are:

7.7.1	entitled to title, possession and control of the Sale Assets; and

7.7.2
liable for all costs, charges, expenses, liabilities and obligations (excluding Taxes) in respect of the Sale Assets which accrue or relate to any period commencing on or after the Effective Date and for those accruing or relating to any period prior to the Effective Date that relate to the physical condition of the Sale Assets, liabilities disclosed in the Disclosure Materials, Abandonment Costs and Environmental Claims except as may directly result from the Willful Misconduct or negligence of the Sellers during the period from the Effective Date to the date on which Completion occurs.

7.8             Other Documents

Within 30 days of Completion, the Sellers will cause to be delivered to the Buyers at their address specified in or as otherwise notified pursuant to Clause 14.1:

7.8.1
copies of all technical and other data, books, records, accounts, contracts, maps, notes, drawings and other written information constituting the Information which has been provided in the Disclosure Materials (other than that referred to in paragraph (c) of the definition of Disclosure Materials); and

7.8.2
copies of and any other documents which have been provided in the Disclosure Materials (other than those referred to in paragraph (c) of the definition of Disclosure Materials) that evidence the Sellers' title to or interest in the Sale Assets.

7.9             Post-Completion Adjustment:

Within 60 days after Completion, the Sellers will prepare, in accordance with generally accepted accounting principles and deliver to the Buyers a statement (the "Adjustment Statement") setting out such adjustments to the Purchase Price made in accordance with Clause 3.2 that were not finally determined (including disputed items pursuant to clause 3.2.3) as of Completion and showing the calculation of such adjustments. The Parties will use all reasonable endeavours to reach agreement as to any amounts payable (or refundable) by one Party to the other, in respect of the written statement of "Completion Adjustments" referred to in clause 3.2.3 and the "Adjustment Statement" referred to in this clause 7.9, within 20 Business Days of delivery of the Adjustment Statement by the Sellers to the Buyers. If the Sellers and the Buyers are unable to reach agreement upon any adjustments to the Purchase Price within 20 Business Days of delivery of the Adjustment Statement by the Sellers to the Buyers, the matter shall be referred to the Independent Accountant for determination in accordance with Schedule 4 and the decision of such Independent Accountant shall be final and binding upon the Parties. The costs and expenses of the Independent Accountant in making such a determination shall be borne equally by the Parties.

8.            INDEMNITIES

8.1             Liabilities after Completion

8.1.1
Subject to Clause 9.1, the Sellers shall be liable for all costs, charges, expenses, liabilities and obligations in respect of the Sale Assets which accrue or relate to any period before the Effective Date excluding those relating to the physical condition of the Sale Assets, liabilities disclosed in the Disclosure Materials, Abandonment Costs and Environmental Claims. The Sellers shall reimburse and indemnify the Buyers against any such costs, charges, expenses, liabilities and obligation which are paid by the Buyers in respect of such period, except to the extent an adjustment has been paid or allowed under this Agreement.

8.1.2
Subject to Clause 9.2, in respect of the Sale Assets, the Buyers shall protect, defend, indemnify, and hold the Sellers harmless from and against all Abandonment Costs and Environmental Claims (regardless of the date or dates on which such claims were lodged) and shall assume any and all losses and third party claims directly or indirectly relating to, arising out of, or connected with, the ownership or operation of the Sale Assets or any part thereof.

8.1.3
Subject to Clause 10.2, the Buyers shall be liable for all costs, charges, expenses, liabilities and obligations (excluding Taxes) in respect of the Sale Assets which accrue or relate to any period commencing on or after the Effective Date and for those accruing or relating to any period prior to the Effective Date that relate to the physical condition of the Sale Assets, liabilities disclosed in the Disclosure Materials, Abandonment Costs and Environmental Claims. The Buyers agree to reimburse and indemnify the Sellers against any such costs, charges, expenses, liabilities and obligations that are paid or incurred by the Sellers except to the extent an adjustment has been paid or allowed under this Agreement. The Buyers will, however, not be liable for any such costs, charges, expenses, liabilities and obligations which accrue or result from the Sellers' Willful Misconduct prior to the Effective Date.

8.1.4
For the purposes of Clauses 8.1.1 and 8.1.3, costs, charges, expenses, liabilities and obligations will be considered to accrue or relate to the period in which they fall due, regardless of any prior approval or commitment.

8.2             Sellers' Indemnity

Subject only to the limitations in Clauses 8 and 9, the Sellers indemnify the Buyers against any and all claims, actions, damages, losses, Tax, liability, obligation or expenses suffered or incurred in respect of any breach of warranties given by them under Clause 9.1.

8.3             Buyers' Indemnity

Subject only to the limitations in Clause 9, the Buyers indemnify the Sellers against any and all claims, actions, damages, losses, Tax, liability, obligation or expenses suffered or incurred in respect of any breach of warranties given by them under Clause 9.2.

8.4             Consequential Loss

Notwithstanding any other provision of this Agreement to the contrary, no Party will be liable to the other for any loss of profit, loss of business opportunity or goodwill, any claims for indirect, special or punitive damages, third party claims or any indirect or consequential loss or damage whether arising in contract or tort (including negligence or breach of any statutory duty) howsoever arising in respect of any circumstances under or in relation to this Agreement or the Sale Assets.

8.5             Limitation on Claims

8.5.1
The right of the Buyers to claim for and seek indemnity in respect of any claim, action, damage, loss, expense, Tax, liability, or obligation whatsoever (each a "claim") (whether relating to a breach of the Sellers' warranties in Schedule 3 or otherwise) is limited as follows:

(a)
the Buyers must give written notice to the Sellers of the specific claim in question with reasonable details of the relevant claim, including, if possible, the Buyers' estimate of the amount of the claim, on or before 12 months after the date on which Completion occurs;

(b)
the Buyers may only bring a claim for indemnity for an event or circumstances or series of events a circumstances if the aggregate amount claimed exceeds $1,000,000 (GST exclusive), in which case the Buyers may claim the whole amount and not just the amount in excess of $1,000,000 (GST exclusive);

(c)
the maximum aggregate amount that the Buyers may recover in total from the Sellers in relation to one or more claims for indemnity is the amount of the Purchase Price less the aggregate amount of any claims previously paid under or in relation to this Agreement; and

(d)
where a claim relates to a breach of the Sellers' warranties, the quantum of any liability the Sellers have to the Buyers under or in relation to this Agreement will be determined solely by reference to the effect on the value of the Sale Assets which results from the facts, matters or circumstances on which the claim is based not being as warranted.

8.5.2
A breach of the Sellers' warranties shall not give rise to any other or separate cause of action for damages or other relief from misrepresentation or breach of representation or warranty or otherwise.

8.5.3	No claim may be made by the Buyers to the extent that the relevant event would not have arisen but for:

(e)	a breach of the law or contract, or commission of a tort by the Buyers;

(f)	any obligation or commitment entered into by the Buyers after Completion;

(g)	the Buyers admitting liability without the prior written consent of the Seller; or

(h)	a change in the law occurring after the date on which Completion occurs.

8.5.4	The Buyers or the Sellers shall not recover more than once

in respect of any one matter giving rise to a claim.

8.5.5
In assessing any damages recoverable for any claim there is to be deducted any savings by, or net benefit to, the Party making the claim or any current or former Affiliate of the Party making the claim.

8.5.6
If either the Sellers or the Buyers make any payment as a result of a claim (the "Payment") and the Buyers or the Sellers receive any benefit otherwise than from the Sellers or the Buyers which would not have been received but for the circumstance giving rise to the claim in relation to which the Sellers' or the Buyers' Payment was made, the Buyers or the Sellers will, once such benefit has been received, immediately pay to the Sellers or the Buyers as the case may be, an amount equal to the lesser of the Sellers' or the Buyers' Payment and the amount of such benefit.

8.6             Notice of circumstances

Either the Buyers or the Sellers shall give notice to the other Party as soon as reasonably practicable after it or they become aware of circumstances that could reasonably be expected to form the basis of a claim under this Agreement, regardless of value.

8.7             Conduct of Claims

If either the Buyers or the Sellers receive a claim which may give rise to a claim against the Sellers or Buyers under this Agreement, the Buyers or Sellers, as the case may be, must within 10 Business Days of receipt notify the other Party of the claim giving full details so far as practicable and, if the Sellers or the Buyers, as the case may be, agree to indemnify the other Party to that other Party's reasonable satisfaction against all and any costs, charges and expenses which may be incurred or for which it may become liable, the Buyers or the Sellers shall take such action as the Sellers or the Buyers, as the case may be, reasonably instruct to avoid, dispute, resist, appeal against, compromise or defend any such claim and as applicable any adjudication in respect of it.

               8.8         Continuing Indemnities and Survival of Indemnities

8.8.1	Subject to Clause 8.5, each indemnity of the Sellers or the Buyers contained in this Agreement is a continuing obligation of the Sellers or the Buyers despite:

(a)             any settlement of account; or

(b)	the occurrence of any other thing, and remains in full force and effect until all money owing, contingently or otherwise, under any indemnity has been paid.

8.8.2
Subject to Clause 8.5 each indemnity of the Sellers or the Buyers contained in this Agreement is an additional, separate and independent obligation of the Sellers or the Buyers and no one indemnity limits the generality of any other indemnity.

8.8.3
Each Party acknowledges that it must take such steps to mitigate any loss the subject of any indemnity in its favour as it would be obliged to take, if the loss in question gave rise to a claim for damages, rather than a right of indemnity.

8.9             Input Tax Credits

Any indemnities given by a Party under this Agreement exclude any liability to indemnify the other Party to the extent of any GST input tax credits which may be claimed by the other Party in respect of the claim.

9.             WARRANTIES

9.1             Sellers

The Sellers make the warranties set forth in Schedule 3 in favour of the Buyers as at the date of this Agreement and as at Completion. If between the date of this Agreement and Completion any of the warranties made or given by the Sellers become inaccurate, the Sellers shall notify the Buyers accordingly. If the inaccuracy in the warranty made by the Seller cannot be remedied by Completion in such a way as not to have a material adverse effect on the interests of the Buyers under this Agreement, the Buyers may, by giving notice to the Sellers, terminate this Agreement whereupon all rights and obligations of the Parties shall cease to have effect immediately upon such termination, and no Party shall have any further liabilities or obligations to the other. For the purposes of this Clause 9.1, a material adverse effect on the interests of the Buyers will arise if the inaccuracy gives rise, or is likely to give rise, after Completion, to a legal impediment to, or legal prohibition on, the continued operation of the Sale Assets, or which prevents the Buyers from operating the Sale Assets in a manner which is substantially consistent with how those Sale Assets were operated by the Sellers as at the date of this Agreement.

9.2             Buyers

The Buyers make the warranties set forth in Schedule 2 in favour of the Sellers as at the date of this Agreement and as at Completion. If the Buyers reasonably believe that they will not be able to provide any of the warranties set forth in Schedule 2 which they are required to provide on the date on which Completion occurs, they shall promptly notify the Sellers of such anticipated inability.

                    9.3          No Warranty Unless Expressly Included

9.3.1
Save as and only to the extent set forth in Clause 9.1, the Sellers make no representations or warranties in respect of any matter or thing and disclaim all liability and responsibility for any representation, warranty, statement, opinion, information or advice made or communicated (orally or in writing (including, without restriction, electronically)) to any person including the Buyers, their Affiliates or any officer, stockholder, director, employee, agent, consultant, counsel or adviser of the Buyers or their Affiliates (including, without limiting the generality of the foregoing, any representation, warranty, statement, opinion, information or advice made and communicated to the Buyers by any officer, stockholder, director, employee, agent, consultant, counsel or adviser of the Sellers) and the Buyers acknowledge and affirm that they have not relied upon any such representation, warranty, statement, opinion, information or advice in entering into or carrying out the transactions contemplated by this Agreement.

9.3.2
The Buyers acknowledge and affirm that they have made their own independent investigation, analysis and evaluation of the geological, geophysical and engineering interpretations, economic valuations, physical condition of equipment and assets, assessment of tax matters, legal and contractual rights, obligations and liabilities and prospects for the Sale Assets and acknowledge and affirm, that in making the decision to enter into this agreement and purchase the Sale Assets, they have relied to that extent upon its independent investigation and those of their representatives, including professional, legal, tax, financial, business and other advisers.

9.3.3
Any breach of warranty made by the Sellers shall not be enforceable against the Sellers to the extent that it is shown that the inaccuracy, error or omission underlying the alleged breach was known by the Buyers at the time the Buyers entered into this Agreement.

9.3.4
The warranties and any liabilities of the Sellers are subject to the matters contained or referred to in the Disclosure Materials. Any breach of warranty will not be enforceable against the Sellers to the extent that it is shown that the inaccuracy, error or omission underlying the alleged breach was identified in the Disclosure Materials.

9.3.5
The Buyers acknowledge that they have had the opportunity to examine the Disclosure Materials, seek independent advice in relation to the Sale Assets, to conduct a due diligence exercise in relation to the Sale Assets and to obtain information in respect of those matters that the Buyers consider relevant, and that a buyer would reasonably consider relevant, to entering into this Agreement and that it has knowledge and experience in international and New Zealand oil and gas exploration, development, production, transportation, storage, marketing and in financial and other business matters and is therefore capable of evaluating the merits and risks associated with entering into this Agreement.

9.3.6	Without prejudice to any other provision of this Agreement, the Sellers make no representations or warranties as to:

(a)	the amounts of reserves attributable to and the field life of the

23

Sale Assets or the availability of Petroleum;

(b)	any geological, geophysical, engineering, economic, fiscal or other interpretations, forecasts or evaluations;

(c)	the physical condition of any equipment, material, fixtures, fittings, wells or other items included in the Sale Assets;

(d)	the extent of the liabilities and obligations and rights and benefits under the Permits, the Commercial Contracts, the Joint Venture Operating Agreements, the Farmins and the Land arrangements;

(e)	future matters, including future or forecast costs (including but not limited to, Abandonment Costs), revenues, profits, or environmental remediation or rehabilitation costs; or

(f)
terms or availability of markets for Petroleum, pipeline access, transportation, storage or wharfage rights whether through the Sellers, Affiliates of the Sellers or otherwise, in so far as they relate to any of the Sale Assets or any interest of the Sellers in the Land.

9.4            Knowledge

Where any warranty is qualified by any reference to the knowledge or awareness or belief of the Sellers, this shall mean the knowledge or awareness of the directors of either of the Sellers or its Affiliates, and there shall be implied in that warranty or representation a warranty that such individual has made reasonable enquiries within the professional organisation of the Sellers and the Sellers' Affiliates concerning the subject matter of that knowledge, awareness or belief.

9.5            Duration

9.5.1	The warranties given by the Buyers and set forth in Schedule 2 shall survive the date by which Completion occurs for a period of 12 months and then terminate.

9.5.2	The warranties given by the Sellers and set forth in Schedule 3 shall survive the date on which Completion occurs for a period of 12 months and then terminate.

9.6             Matters to be Taken into Account

Each of the Sellers' warranties is given subject to:

9.6.1	anything done, or omitted to be done, either under any provision of this Agreement or after the date of this Agreement at the request of, or with the approval of the Buyers;

9.6.2
any matter to tie extent that it was taken into account in calculating the amount of any allowance, provision or reserve, or was noted in, any financial statements included in the Disclosure Materials.

10.            RISK AND PROPERTY

10.1            Sellers

The Sellers retain all risk of whatever nature connected with the ownership and operation of the Sale Assets, the liability for which arises prior to the Effective Date, except in relation to the physical condition or location of the Sale Assets, Environmental Claims, (regardless of the date or dates on which the claims were lodged), liabilities disclosed in the Disclosure Materials and Abandonment Costs.

10.2             Buyers

Subject to the Sellers' warranties, the Buyers assume all risk of whatsoever nature connected with the Sale Assets on and from the Effective Date except for liability which arises as a result of the Willful Misconduct of the Sellers prior to the date on which Completion occurs. The Buyers are solely responsible for all risks in respect of the physical condition of the Sale Assets, Environmental Claims, liabilities disclosed in the Disclosure Materials and all Abandonment Costs regardless of when such liability, claim, cost or risk arose.

10.3             Property

On Completion, property in the Sale Assets passes to the Buyers on and from the date on which Completion occurs as of the Effective Date.

10.4             Exclusion

Clauses 10.1 and 10.2 do not apply to Taxes, the allocation of risk in respect of which is covered by Clause 12.2.

10.5             Environmental Claims

10.5.1	If within 12 months of the Effective Date:

(a)
the Buyers are required by law to prepare an environmental management plan and that environmental management plan discloses any negative environmental impact as a result of a breach by the Sellers of any environmental law; and

(b)
the Buyers are required by law to report such negative environmental impacts to the relevant Ministry, the Sellers shall be obligated to satisfy the requests from the relevant Ministry to address the breach.

10.5.2
If within 12 months of the Effective Date the Buyers or the Sellers receive a third party environmental claim against the Buyers or the Sellers arising directly from a breach by the Sellers of any environmental law, the Sellers shall be obligated to respond to that third party claim.

10.5.3
Notwithstanding any other provision in this Agreement, after a period of 12 months from the Effective Date, the Buyers shall have no claim whatsoever against the Sellers arising directly or indirectly as a result of:

(a)	the use of any land associated with the Sale Assets;

(b)
any remediation, restoration or amelioration activities being taken or required in respect of land or waters associated with the Sale Assets, as a result of any pollution or contamination (no matter when or by whom such pollution or contamination was caused);

(c)
any remediation, restoration or amelioration activities being taken or required in respect of any other property as a result of any pollution or contamination on, or which emanated from, any land or waters associated with the Sale Assets (no matter when or by whom such pollution or contamination was caused); and

(d)
a claim of any description whatsoever made by a third party which arises directly or indirectly as a result of any pollution or contamination on, or which emanated from, any land or waters associated with the Sale Assets (no matter when or by whom such pollution or contamination was caused);

11.            COSTS, EXPENSES AND DELAYED PAYMENT

11.1             Costs and Expenses

Each Party shall pay its own costs and expenses in respect of the negotiation, preparation, execution, delivery and registration of this Agreement, the Documents or other agreements or instruments entered into or signed in order to effect the transactions contemplated by this Agreement.

11.2             Late Interest

Without prejudice to any other rights under this Agreement, if any amount payable under this Agreement is not paid when due, the defaulting Party shall pay interest on a daily basis on such amount from the due date of payment (after as well as before judgement) until and including the date of payment at a rate equal to six percent (6%) per annum over the Agreed Rate.

12.            TAX

12.1             Income

12.1.1
The Sellers will report for Tax Purposes (including meeting the Tax payment and Tax filing obligations in respect of) the income and expenditures attributable to the Sale Assets prior to the date on which Completion occurs. The Buyers will report for Tax purposes the income and expenditures attributable to the Sale Assets on and from the date on which Completion occurs.

12.1.2
The Purchase Price does not include any capitalised interest and the Parties agree that the Purchase Price is the "lowest price" for the purposes of valuing the property in accordance with section EW 32(3) of the Tax Act.

12.1.3
The Parties agree that they will compute their taxable income for the relevant period on the basis that the Purchase Price includes no capitalised interest and they will file their tax returns accordingly.

12.2            Indemnity

12.2.1
Notwithstanding clauses 7.7.2 and 8.1.3, should any liability for Taxes (excluding income tax) which arises from the operation of the Sale Assets on or after the Effective Date accrue to the Sellers, the Buyers will indemnify the Sellers in respect of such liability, by way of adjustment to the Purchase Price to the extent that an adjustment is not otherwise made in accordance with Clause 3.2.

12.2.2
The Sellers will indemnify the Buyers by way of adjustment of the Purchase Price to the extent that an adjustment is not otherwise made in accordance with Clause 3.2, for Taxes (excluding income tax) accruing to the Buyers after the Effective Date from the operation of the Sale Assets which wholly or partly (in which case the liability of the Sellers is limited to that part) relates to any period ending before the Effective Date and any part period to the Effective Date.

12.3            GST

12.3.1	In this clause all italicised and emboldened terms, have the same meaning as in the GST Act.

12.3.2	In addition:

(a)	Agreement Price means the consideration to be provided under this Agreement for the Supply (other than under this clause);

(b)	GST Date means the 25th day of the month following the month in which Completion occurs;

(c)	Recipient means the party that receives the Supply from the Supplier;

(d)	Supplier means the party that provides the Supply to the Recipient and includes the representative member of the GST Group if the Supplier is a member of a GST Group;

(e)
Supply means any supply to the Recipient by the Supplier pursuant to this Agreement. However, if the GST Act treats part of a supply as a separate supply for the purpose of determining whether GST is payable on that part of the supply or for the purpose of determining the tax period to which that part of the supply will be attributable, such part of the supply will be treated as a separate supply for the purpose of this clause.

12.3.3
Notwithstanding any other provision in this Agreement, if the Supplier is or becomes liable to pay GST under section 8 of the GST Act in connection with any Supply, the Recipient must pay to the Supplier, in addition to the Agreement Price, an additional amount equal to the amount of that GST

12.3.4
The Recipient shall pay to the Supplier the GST payable under clause 12.3.3 by the Recipient transferring to the Supplier on or before the GST Date its entitlement to receive from Inland Revenue a refund in respect of the GST chargeable in respect of the Supply.

12.3.5	The Supplier shall issue a tax invoice to the Recipient on Completion.

12.3.6
The Supplier and the Recipient will use their best endeavours in cooperation with Inland Revenue to confirm the Supplier's obligation to pay GST in respect of the Supply will be satisfied by way of Inland Revenue applying the resulting refund due and payable to the Recipient against the Supplier's obligation to pay the GST.

12.3.7	If confirmation of the transfer is not obtained from Inland Revenue on or before the GST Date, the Recipient shall immediately pay the GST in respect of the Supply to the Supplier in cash.

12.3.8
To the extent that the above transfer does not fully satisfy the Supplier's liability to pay the GST in respect of the Supply, the Recipient shall pay the difference in cash to the Supplier on or before the GST Date.

12.3.9
Notwithstanding anything to the contrary in this Agreement, the Recipient may at any time elect to pay the GST in respect of the Supply to the Supplier in cash on or before the GST Date. The Recipient will give notice of any such election to the Supplier within 2 business days of making such an election.

12.3.10	If the GST payable in relation to a Supply varies from the additional amount paid or payable by the Recipient under clause 12.3.3 the parties agree that:

(a)
in the case of an increase of GST, that the Supplier shall issue a debit note to the Recipient in relation to that Supply within 14 days of becoming aware of the adjustment and the Recipient shall pay the additional GST to the Supplier within 14 days of receiving the debit note;

(b)
in the case of a decrease in GST, that the Supplier shall issue a credit note to the Recipient in relation to that Supply within 14 days of becoming aware of the adjustment and the Supplier shall refund the relevant GST amount to the Recipient within 14 days of issuing the credit note.

Any payment, credit or refund under this clause 12.3.10 is deemed to be a payment, credit or refund of the additional amount payable under clause 12.3.3

12.4            Refunds

12.4.1
The Buyers acknowledge that any refunds of Taxes (excluding income tax) received by the Buyers relating to operation of the Sale Assets before the Effective Date are for the benefit of the Sellers and agrees to reimburse these refunds to the Sellers forthwith upon receipt by the Buyers.

12.4.2
The Sellers acknowledge that any refunds of Taxes (excluding income tax) received by the Sellers relating to operation of the Sale Assets on and from the Effective Date are for the benefit of the Buyers and agree to reimburse these refunds to the Buyers forthwith upon receipt by the Sellers.

13.             CONFIDENTIALITY AND ANNOUNCEMENTS

13.1            Agreed Announcements

Subject to Clause 13.2, no Party shall, without the written consent of the other Party, issue or make any public announcement or statement regarding this Agreement.

13.2            Legal Requirements

13.2.1	If a Party is required to issue or make an announcement or statement in respect of this Agreement in order to comply with:

(a)	applicable law; or

(b)	the requirements of any recognised stock exchange on which the securities of a Party or any of its Affiliates are listed;

then the Parties shall agree on the form and substance of such announcement or statement and a copy of the same shall be furnished to the other Party prior to publication or release. Each Party agrees to use its reasonable endeavours to approve the form and substance of a required announcement or statement as soon as possible so that Parties are able to comply with statutory and stock exchange requirements.

13.2.2
If a Party is required to issue or make an announcement or statement as contemplated by sub-clause (a) and, despite using its best endeavours, has been unable to agree the form and substance of the announcement or statement with the other Party prior to the latest time by which such announcement or statement must be made, the Party required to do so may then issue or make the announcement or statement provided that:

(a)	the other Party is first notified and furnished with a copy of the announcement or statement; and

(b)	to the maximum extent possible, the announcement or statement minimises the disclosure relating to this Agreement.

13.3             Parties to Keep Confidential

Subject to Clauses 13.1 and 13.2, the Parties agree that the Information and all information and documents which have been disclosed or provided to them or any person acting on their behalf in accordance with this Agreement or in the course of communications or negotiations in connection with the evaluation or sale of the Sale Assets; including, without limitation, this Agreement and all documents and information disclosed pursuant to the Confidentiality Agreement (which information and documents are, for the purposes of this Clause 13, deemed to be included in the definition of Information) as the case may require must be kept strictly confidential, must not be sold, traded, published or otherwise disclosed to anyone in any manner whatsoever, or photocopied or reproduced in any way without either the Sellers' or Buyers' prior written consent, as the case may require, except as provided in Clauses 13.4 and 13.5.

13.4             Permitted Disclosure

The Buyers may disclose the Information without the Sellers' prior written consent only to the extent such Information:

13.4.1	was already known to the Buyers as of the date of disclosure under the Confidentiality Agreement or this Agreement;

13.4.2
is already in the possession of the public or becomes available to the public other than through the act or omission of the Buyers or any Affiliate or any of their directors, employees, agents or advisers;

13.4.3
is required to be disclosed under applicable law, by order of a court of competent jurisdiction or by a governmental order, decree, regulation or rule, including, without limitation, any regulation or rule of any regulatory agency, securities commission or stock exchange on which the securities of the Buyers or any Affiliate, are quoted;

13.4.4	is acquired independently from a third party whom the Buyers reasonably believed was under no obligation of confidentiality related thereto; or

13.4.5	is strictly Information as defined in Clause 1.2 provided Completion has occurred and, to the extent applicable, the Buyers continue to observe their obligations under this Clause 13.

13.5             Advisers

The Buyers are entitled to disclose the Information without the Sellers' prior written consent to such of the following persons who have a clear need to know in order to give effect to the provisions of this Agreement provided that the disclosure is limited to the extent strictly required by each such person:

13.5.1	employees, officers and directors of the Buyers;

13.5.2	employees, officers and directors of an Affiliate;

13.5.3	any professional adviser or auditor;

13.5.4	any bank financing the Buyers' acquisition of the Sale Assets.

Prior to making any such disclosure under sub-clause 13.5.3 or 13.5.4, however, the Buyers shall obtain an undertaking of strict confidentiality from each person to whom disclosure of the Information is to be made expressly conferring the right to enforce such undertaking directly on the Sellers.

13.6            Responsibility for Third Parties

The Buyers are responsible for ensuring that all persons to whom the Information was disclosed under the Confidentiality Agreement or is disclosed under this Agreement will keep such information confidential and will not disclose or divulge the same to any unauthorised persons and the Buyers indemnify the Sellers and their Affiliates against any and all damages, losses or expenses suffered or incurred as a result of unauthorised disclosure by such persons.

13.7            Responsibility for Affiliate

When a Buyer discloses the Information to employees, officers and directors of a Affiliate the Buyer is responsible for the adherence of such employees, officers and directors of the Affiliate to the terms of this Agreement and the Buyer indemnifies the Sellers and their Affiliates against any and all damages, losses or expenses suffered or incurred as a result of unauthorised disclosure by such persons.

13.8            Termination

If this Agreement is terminated or the Sale Assets are transferred or re-transferred to the Sellers, the Buyers shall cease using the Information and the Sellers may demand the return thereof upon giving written notice to the Buyers. Upon receipt of such notice, the Buyers shall as soon as practicable and within a period not exceeding 30 days from the date of receipt of such notice:

13.8.1	retrieve all Information disseminated b persons and other third parties pursuant to Clause 13.5;

13.8.2	return to the Sellers all of the Information disclosed;

13.8.3	destroy or return, as directed by the Sellers, to the Sellers all copies and reproductions of the Information made by the Buyers and any persons and other third parties pursuant to Clause 13.5; and

13.8.4	purge all computer data banks of the Information

13.9            Survival of Clause 13

The provisions of this Clause 13 will survive any termination of this Agreement for a period of 7 years from the date of such termination.

14.            GENERAL

14.1            Notices

Any notice or other communication, including, but not limited to, any request, demand, consent or approval, to or by a Party:

14.1.1	must be legible and addressed as shown below:

(a)             if to the Sellers:

Swift Energy New Zealand Limited C/o Swift Energy Company
16825 Northchase Drive
Suite 400
Houston
Texas 77060
USA

For: James P. Mitchell

Facsimile: +001 281 874 2726

With a copy to:

Rabin Rabindran

Suite 912
Ascott Metropolis
1 Courthouse Lane Auckland
New Zealand

Facsimile: +64 9 309 1892

(b)	if to the Buyers:

The Directors
Origin Energy Resources NZ (SPV2) Limited
Level 3 Energy House
32 Molesworth Street
New Plymouth 4310
New Zealand

Facsimile: +64 6 769 9809

With a copy to:

Level 45, Australia Square

264-278 George Street

Sydney NSW 2000
Australia

Attention: Bill Hundy

 Facsimile: +61 2 9252 1566

or as specified to the sender by any Party by notice;

(c)	must be signed by a Director or duly authorised signatory;

(d)	is regarded as being given by the sender and received by the addressee:

(i)
if by delivery in person - a notice delivered personally or by courier is deemed to have been received by the Party to which it is addressed at the time and on the date that the notice is handed to an authorised officer, representative or employee of the Party to which it is addressed.

(ii)
If by post - a notice sent by registered mail, in the absence of proof to the contrary, is deemed to have been received by the Party to which it is sent at the time when the letter is shown by the return receipt to have been delivered to that Party's address;

(iii)
If by facsimile transmission - subject to paragraph (e), in the absence of proof to the contrary, on the date of despatch if the recipients acknowledgement of receipt appears on the sender's copy of the notice or on the activity record printout of the sender's machine, or the activity record printout of the sender's machine shows a successful transmission to the recipient's facsimile machine on the date indicated on the printout, but if the time of :despatch is after 4:00pm in the place to which the facsimile is sent, it is deemed to have been received at the commencement of business on the next business day in the place to which it is sent;

(e)
for the purposes of this Clause, if the date of deemed receipt is a Saturday or Sunday or a public or bank holiday in the place of receipt, the notice is deemed to have been received at the commencement of the next Business Day in that place; and

(f)
in the case of indecipherable facsimiles which are identifiable as having been sent by a Party, are deemed not to have been received by the addressee if the addressee notifies the sender within twenty-four (24) hours after receipt that the facsimile has been received in that form and despatches a copy of the facsimile received to the sender.

14.2            Governing Law and Jurisdiction

14.2.1	This Agreement is governed by the laws in force from time to time in New Zealand.

14.2.2	Each Party irrevocably submits to the non-exclusive jurisdiction of the courts of New Zealand.

14.3             Arbitration

14.3.1
If a dispute arises between the Parties out of or in connection with any matter set out in this Agreement (including any dispute as to its existence or validity) ("Dispute") which is not a matter to be resolved by the Independent Accountant, any Party may give written notice to the others stating the subject matter and details of the Dispute and requiring that the Dispute be referred to arbitration. The arbitrator shall be appointed by the Parties, or failing agreement within ten Business Days after, and exclusive of, the date of service of the written notice shall be appointed at the request either Party by the president for the time being of the Arbitrators' and Mediators' Institute of New Zealand Inc or his or her nominee. The arbitration shall be conducted as soon as possible, at Wellington, in accordance with the provisions of the Arbitration Act 1996 and under the AMINZ Rules.

14.3.2
The award of the arbitrator shall be an award with reasons, which reasons shall form part of the award. The award of the arbitrator shall be final and binding on the Parties and, to the extent that it is lawful to do so, the Parties waive any right of appeal or review.

14.3.3
The Parties shall bear their own costs and an equal share (as between the Buyers and the Sellers) of the costs of the award in relation to the arbitration, unless the arbitrator determines that a Party shall bear some proportion of, or all of, the costs of any other Party because of impropriety, lack of co-operation or unreasonable conduct by that Party.

14.4            Waivers

No failure to exercise and no delay in exercising any right, power or remedy under this Agreement will operate as a waiver nor will any single or partial exercise of any right, power or remedy preclude any other or further exercise of that or any other right, power or remedy.

14.5            Variation

A variation of any term of this Agreement must be in writing and signed by each Party.

14.6            Assignment

No Party may assign its rights under this Agreement prior to Completion and settlement of all Accounts herein. This Agreement binds each Party and its successors.

14.7            Entire Agreement

This Agreement and the Confidentiality Agreement embodies the entire agreement between the Parties with respect to the subject matter of this Agreement and the Parties acknowledge that these two agreements supersede and cancel any prior agreement, arrangement or understanding, whether formal or informal, or whether express or implied with respect to the subject matter or any provision of this Agreement.

14.8            Further Assurances

After Completion and on an on-going basis:

14.8.1
the Buyers shall execute and deliver or use reasonable efforts to cause to be executed and delivered any other instruments of conveyance and take any other actions as the Sellers reasonably request to more effectively put the Sellers in possession of any property that was not intended to be (i) a Sale Asset or (ii) conveyed or was conveyed in error (including reassignment from the Buyers to the Sellers of any Sale Assets that were conveyed in violation of valid Preferential Rights or material consents to assignment); and

14.8.2
the Sellers shall execute and deliver or use reasonable efforts to cause to be executed and delivered any other instruments of conveyance and take any other actions as the Buyers reasonably request to more effectively put the Buyers in possession of the Sale Assets conveyed or to have been conveyed in accordance with the terms of this Agreement.

14.9            Time

Time is of the essence of this Agreement.

THE PARTIES HAVE EXECUTED THIS AGREEMENT:

SIGNED by SWIFT ENERGY NEW ZEALAND LIMITED by: R.A. Cunningham	/s/ R.A. Cunningham
Full name of Director James P. Mitchell	Signature of director /s/ James P. Mitchell
Full name of Director	Signature of director

SIGNED by SWIFT ENERGY NEW ZEALAND HOLDING LIMITED by: R.A. Cunningham	/s/ R.A. Cunningham
Full name of Director James P. Mitchell	Signature of director /s/ James P. Mitchell
Full name of Director	Signature of director

SIGNED by SOUTHERN PETROLEUM (NEW ZEALAND) EXPLORATION by: Steven B. Yakle	/s/ Steven B. Yakle
Full name of Director James P. Mitchell	Signature of director /s/ James P. Mitchell
Full name of Director	Signature of director

SIGNED by ORIGIN ENERGY RESOURCES (SP1) LIMITED by: Grant A. King	/s/ Grant A. King
Full name of Director Christopher JT Bush	Signature of director /s/ Christopher JT Bush
Full name of Director	Signature of director
SIGNED by ORIGIN ENERGY LIMITED by: Grant A. King	/s/ Grant A. King
Full name of Director William M. Hundy	Signature of director /s/ William M. Hundy
Full name of Director	Signature of director